EXHIBIT 99.1

Blüm Holdings Inc. Reports First Quarter 2024 Financial Results

SANTA ANA, Calif., May 15, 2024 (GLOBE NEWSWIRE) -- Blum Holdings, Inc. (OTCQB: BLMH) (the “Company,” “Blüm,” “we” or “us”), a cannabis company which through its subsidiaries has operations throughout California, announced its financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights

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The Company continued to eliminate non-performing legacy operations during the first quarter of 2024 and transitioned a single retail location to delivery only. As a result, revenue for the first quarter of 2024 was $6.8 million, down from $8.1 million in the previous quarter ended December 31, 2023.

•	For five consecutive quarters in a row, the Company has maintained a gross margin of above 50%, landing at 53% for the first quarter of 2024.
•	Operating expenses for the first quarter of 2024 were $6.1 million, a decrease of 34% compared to the fourth quarter of 2023.
•	Net loss from continuing operations for the first quarter of 2024 was $3.0 million, an improvement of 61% compared to the consecutive prior quarter.
•	In line with its strategic realignment, the Company divested its final California cultivation facility in January 2024, focusing on expanding profitable cannabis assets and brand development.
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Earlier this year, Unrivaled Brands, Inc. underwent a corporate reorganization to become a subsidiary of Blum Holdings, Inc. All Unrivaled shares were converted to Blüm shares, with trading starting as "BLMH" on the OTCQB on February 12, 2024. Additionally, Unrivaled executed a 1-for-100 reverse stock split.

Patty Chan, Blüm’s Chief Financial Officer stated,  “Despite challenges, our commitment is to maintain a strong gross margin and reduce operating expenses. We remain optimistic about the opportunities ahead and are confident in our ability to capitalize on them.”

About Blüm Holdings

Blüm Holdings is a leader in the cannabis sector. Our commitment to quality, innovation, and customer service makes us a trusted name in the cannabis industry, dedicated to shaping its future. Blüm Holdings, through its subsidiaries, operates leading dispensaries throughout California as well as several leading company-owned brands including Korova, known for its high potency products across multiple product categories, including the legendary 1000 mg THC Black Bar.

For more info, please visit: https://blumholdings.com.

Contact:

Jason Assad

LR Advisors LLC.

jassad@blumholdings.com

678-570-6791

Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The Company uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on the Company’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time-to-time and it is not possible for the Company to predict all such factors, nor can the Company assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the combination, will be more fully discussed in the Company’s reports with the SEC. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to the Company as of the date of this release. The Company undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.

	March 31, 2024	December 31, 2023
Current Assets	$4,854	$4,693
Long-Term Assets	27,109	27,378
Total Assets	$31,963	$32,071

Current Liabilities	$65,716	$62,548
Long-Term Liabilities	14,884	15,219
Total Liabilities	80,600	77,767

Stockholders' Deficit	(48,637)	(45,696)

Total Liabilities and Stockholders' Deficit	$31,963	$32,071

	Three Months Ended
	March 31, 2024	December 31, 2023
Revenue	$6,782	$8,095
Cost of Goods Sold	3,174	3,720
Gross Profit	$3,608	$4,375
Gross Profit %	53%	54%

Operating Expenses	6,099	9,254
Loss from Operations	(2,491)	(4,879)

Less: Other (Income) Expense	512	(346)
Loss from Continuing Operations Before Taxes	(3,003)	(4,533)

Provision for Income Tax Expense for Continuing Operations	(52)	(3,274)
Net Loss from Continuing Operations	$(3,055)	$(7,807)

Net Income (Loss) from Discontinued Operations, Net of Tax	4	(123)
Net Loss Attributable to Blum Holdings, Inc.	$(3,051)	$(7,930)

Basic and Diluted Loss per Share:
Net Loss from Continuing Operations per Common Share	$(0.31)	$(0.84)
Net Loss Attributable to Blum Holdings, Inc. per Common Share	$(0.31)	$(0.86)